EXHIBIT 10.5

Execution Version

LETTER AGREEMENT

This Letter Agreement (this “Agreement”) is made and entered into as of this 2nd day of March, 2012, by and among Independence Contract Drilling, Inc., a Delaware corporation (the “Company”), Independence Contract Drilling LLC, a Delaware limited liability company (“RigAssetCo”), Global Energy Services Operating, LLC, a Delaware limited liability company (“GES”), 4D Global Energy Investments plc, a company organized under the laws of Ireland (“4D”), and Sprott Resource Partnership, a partnership organized under the laws of Ontario, Canada (“Sprott”). RigAssetCo, GES, 4D and Sprott are hereinafter collectively referred to as “Stockholders.”

WHEREAS, Stockholders are the registered holders of some of the shares of the Company’s common stock (the “Common Stock”); and

WHEREAS, the Company and Stockholders have agreed that Sprott shall be entitled to designate one member to the Board of Directors of the Company and that Sprott shall have certain information rights necessary for it to comply with its disclosure obligations as a publicly-traded company listed on the Toronto Stock Exchange.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants contained herein, the Company and Stockholders agree as follows:

1. Sprott Board Seat.

(a) Election of Sprott Nominee as a Director. The Stockholders will vote all voting securities of the Company held by them at the time of any vote thereof (whether such securities were held at the time this Agreement was executed or thereafter acquired) and require each of their respective assignees and transferees to vote for the nomination and election of the directors of the Company to designate one (1) individual nominated by Sprott (the “Sprott Designee”) to the Board of Directors of the Company, so long as such Sprott Designee successfully completes all background and other reviews routinely performed by the Company. For the avoidance of doubt, such vote shall also be required in connection with a Special Election Meeting as defined in the Registration Rights Agreement entered into by the Company on or about March 2, 2012.

(b) Removal of a Director; Vacancy. Any vote taken to remove any director elected pursuant to subparagraph (a) above, or to fill any vacancy created by the death or resignation of a director elected pursuant to subparagraph (a) above, shall be subject to the same voting requirements as are set forth in subparagraph (a) above. In addition, the Stockholders will vote their shares of Stock to remove any Sprott Designee from the Board of Directors if Sprott requests such removal.

2. Information Rights.

(a) Delivery of Financial Statements. The Company shall use its best efforts to deliver to Sprott:

(i) within 45 days after the end of each fiscal year of the Company, (A) an unaudited balance sheet as of the end of such year, (B) unaudited statements of income and of cash flows for such year, (C) an unaudited statement of stockholders’ equity as of the end of such year, and (D) promptly upon completion of the audit of the financial statements described in (A) through (C) of this paragraph, which shall be completed no later than 60 days after the end of each fiscal year of the Company, such audited financial statements, with an explanation of any material differences between such unaudited and audited financial statements;

(ii) within thirty-five (35) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (A) be subject to normal year-end audit adjustments and (B) not contain all notes thereto that may be required in accordance with GAAP) and reviewed by the auditors of the Company; and

(iii) thirty-five (35) days after the end of each of the first three (3) quarters of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit Sprott to calculate its percentage equity ownership in the Company.

(b) Material Information. The Company shall use its best efforts to deliver as soon as practicable, but in any event no later than two business days after the Company’s knowledge of the occurrence of such event, to Sprott notification of any event that the Company would be required to disclose pursuant to the requirements of Form 8-K promulgated under the United States Securities Exchange Act of 1934, as amended (the “1934 Act”), as if the Company were subject to Section 13 or 15(d) of the 1934 Act, in order for Sprott to comply with its reporting and disclosure obligations under applicable securities laws, including without limitation the rules of the Toronto Stock Exchange.

(c) Other Information. The Company shall use commercially reasonable efforts to deliver to Sprott all other information regarding the Company that is reasonably requested in writing and required by Sprott in order for Sprott to comply with its reporting and disclosure obligations under applicable securities laws.

(d) Confidentiality. Sprott agrees that it and its representatives and employees will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company and fulfill its disclosure and reporting obligations under

Canadian or other applicable law) any confidential information obtained from the Company pursuant to the terms of this Agreement, unless such confidential information (i) is known or becomes known to the public in general (other than as a result of a breach of this Agreement by Sprott), (ii) is or has been independently developed or conceived by the Stockholder without use of the Company’s confidential information, or (iii) is or has been made known or disclosed to Sprott by a third party without, to Sprott’s knowledge, a breach of any obligation of confidentiality such third party may have to the Company. In the event Sprott determines in its good faith judgment that disclosure of material non-public information of the Company is required in order for Sprott to satisfy its legal obligations under applicable law, it shall provide Company reasonable notice of such pending disclosure.

3. Miscellaneous.

(a) The obligations set forth in Section 1 of this Agreement shall terminate and be of no further force or effect upon the earlier to occur of (i) such time as Sprott ceases to own, directly or indirectly, at least 10.0% of the Company’s Common Stock, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the 1934 Act, or (iii) upon the written agreement of Sprott and the Company. The obligations set forth in Section 2 of this Agreement shall terminate and be of no further force or effect upon the earlier to occur of (i) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the 1934 Act or (ii) upon the written agreement of Sprott and the Company.

(b) This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among such parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(c) This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

(d) No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of all of the other parties.

(e) No amendment, modification, replacement, termination, or cancellation of any provision of this Agreement will be valid, unless the same shall be in writing and signed by all of the parties hereto.

(f) This Agreement and the performance of the obligations of the parties hereunder will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law principles.

(g) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same Agreement.

(h) Each of the parties hereby agree, upon request, to execute and deliver such other documents as may be necessary or desirable in order to appropriately carry out the purposes of this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

Independence Contract Drilling, Inc.

By:	/s/ Philip Choyce
Philip Choyce, Senior Vice President

Independence Contract Drilling LLC

By:	/s/ Philip Choyce
Philip Choyce, Senior Vice President

Global Energy Services Operating, LLC

By:	/s/ Michael Stansberry
Michael Stansberry, Chief Executive Officer

4D Global Energy Investments plc

By:	/s/ Tighe Noonan
Tighe Noonan, Authorized Signatory

Signature Page to Sprott Letter Agreement

Sprott Resource Partnership

By:	Sprott Resource Consulting LP

	By:	Sprott Resource Consulting GP Inc.

	By:	/s/ Arthur Einav
Arthur Einav, Authorized Signatory

Signature Page to Sprott Letter Agreement